Exhibit 99.(h)(3)(d)

AMENDMENT TO
SUB-ADMINISTRATION AND SUB-FUND ACCOUNTING AGREEMENT

AMENDMENT made as of the 1st day of July, 2010, between Victory Capital Management Inc. (the “VCM”), and Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Sub-Administration and Sub-Fund Accounting Agreement dated July 1, 2006, between VCM and Citi (as previously amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, VCM acts as administrator and fund accountant for The Victory Portfolios and The Victory Variable Insurance Funds;

WHEREAS, Citi and VCM wish to enter into this Amendment to the Agreement to include additional Services concerning money market fund reporting and to include the related fees for such Services;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, VCM and Citi hereby agree as follows:

1.                                      Amendments.

2.                                      Schedule A.

Schedule A is amended by adding the following to the end thereof:

“22.        Money Market Fund Reporting.

With respect to each Fund regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act (each, a “Money Market Fund”), Citi shall:

A.            Provide the applicable Trust with each Money Market Fund’s schedules of investments for monthly posting on the Money Market Fund’s website.

B.            Prepare and file each Money Market Fund’s portfolio holdings and coordinate the compilation of other data with each Money Market Fund’s investment adviser for monthly filing with the SEC on Form N-MFP.”

3.                                      Schedule C.

Schedule C is amended by adding the following to the end thereof:

“Money Market Fund Reporting Fees

For the services set forth in Section 22 (the “Money Market Fund Reporting Services”), The Victory Portfolios shall pay $20,000 in the aggregate per year (billed monthly) for all of the Money Market Funds in such Trust.  In addition, with respect to any document to be filed with the SEC, the Trust shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently, XML) prior to filing, as well as all associated filing and other fees and expenses.”

4.                                      Representations and Warranties.

(a)           VCM represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that to the extent required by law, the Board will be presented this Amendment for approval.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

5.                                      Miscellaneous.

(a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael L. Cole

Name:	Michael L. Cole
Title:	VP Procurement

CITI FUND SERVICES OHIO. INC.

By:	/s/ John Danko

Name:	John Danko
Title: